UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 8, 2006

AMERALINK, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-32311	86-1010347
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

1940 Zinfandel Drive, Suite R
Rancho Cordova, CA 95670
(Address of principal executive offices) (Zip code)

(916) 797-0207
(Registrant’s telephone number, including area code)

1940 Zinfandel Drive, Suite C,
Rancho Cordova, CA 95670
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.02	Termination of a Material Definitive Agreement.

The Agreement and Plan of Merger we entered into as of August 11, 2006, as amended on September 6, 2006, with AMLK Sub Corp., a Nevada corporation and our wholly owned subsidiary (“AMLK”), 518 Media, Inc., a California corporation (“518 Media”) and the stockholders of 518 Media, Inc. (the “518 Stockholders”) was terminated effective December 8, 2006, pursuant to its terms because the parties were unable to satisfy certain conditions required for the closing of the transaction.

On termination, the merger agreement provides for the issuance of 425,000 shares of our restricted common stock with piggy-back registration rights to the 518 Stockholders or their designees in consideration of the $20,000 advanced to us by 518 Media in connection with the proposed merger transaction. We have reserved 425,000 shares of restricted common stock for issuance to the 518 Stockholders and currently are awaiting their instructions with respect to the issuance of these shares.

As condition to the closing of the merger transaction, we were required to effect a 60 for 1 forward split of 26,400 shares of our issued and outstanding shares (the “Forward Split”) with our two directors waiving participation in the Forward Split with respect to the 6,973,000 shares of our common stock held by them. On September 15, 2006, our directors who hold a majority of the voting power of our common stock took action by written consent approving the Forward Split subject to completion of the merger transaction. On September 15, 2006, we filed a Preliminary Information Statement on Schedule 14C with the SEC relating to the Forward Split. Now that the merger transaction has been terminated, we will not effectuate the Forward Split.

In accordance with our original business plan, we now again are looking for an operating company with an operating history and assets to merge with or acquire.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

None

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERALINK, INC.
a Nevada Corporation

Dated: December 14, 2006	/s/ Robert Freiheit
Robert Freiheit,
President